Exhibit 99.1

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009

Assets
Cash and due from banks	$9,026,939	8,637,123
Interest-bearing deposits in banks	3,303,254	300,000
Federal funds sold	28,727,284	19,356,999
Investment securities	46,366,529	43,817,701
Loans	261,691,399	270,183,323
Less allowance for loan losses	4,245,835	3,555,273
Net loans	257,445,564	266,628,050
Cash Value of Life Insurance	8,323,134	8,098,134
Foreclosed Assets	3,056,726	2,808,885
Properties and equipment	10,719,962	11,133,834
Accrued interest receivable	2,549,564	2,626,164
Other assets	5,553,131	6,195,031
Total assets	$375,072,087	$369,601,921

Liabilities
Deposits
Noninterest-bearing	$46,796,434	$44,924,699
Interest-bearing	270,346,925	268,558,517
Total deposits	317,143,359	313,483,216

FHLB Advances	15,000,000	15,000,000
Other Borrowings	10,000,000	10,000,000
Accrued interest payable	809,851	382,653
Other liabilities	585,346	196,107
Total liabilities	343,538,556	339,061,976
Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none outstanding	-	-
Common stock, $1.25 par value; 2,000,000
shares authorized; 1,718,968 shares
issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,982,413	28,497,214
Accumulated other comprehensive income (loss)	-119,217	-627,604
Total stockholders’ equity	31,533,531	30,539,945
Total liabilities and stockholders’ equity	$375,072,087	$369,601,921

Officers
Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income
Loans and fees on loans	$4,184,684	$4,477,716	$12,660,654	$13,417,581
Interest on securities	436,073	508,632	1,304,128	1,585,794
Federal funds sold	10,803	8,624	31,091	27,380
Interest-bearing deposits	3,636	-	3,636	-
Total interest income	4,635,196	4,994,972	13,999,509	15,030,755

Interest expense
Deposits	1,363,655	1,755,274	4,240,737	5,656,925
FHLB Advances	143,075	143,075	424,559	511,984
Other Borrowings	123,176	123,176	365,512	365,512
Total interest expense	1,629,906	2,021,525	5,030,808	6,534,421
Net interest income	3,005,290	2,973,447	8,968,701	8,496,334

Provision for loan losses	712,974	280,694	1,562,733	862,331
Net interest income after provision
for loan losses	2,292,316	2,692,753	7,405,968	7,634,003

Other income
Service charges on deposit accounts	293,772	274,797	798,554	736,123
Other income (loss)	657,404	219,927	1,154,552	861,191
Total other income (loss)	951,176	494,724	1,953,106	1,597,314

Other expenses
Salaries and employee benefits	1,539,286	1,632,452	4,694,115	4,923,179
Occupancy expense	103,345	121,501	348,119	359,606
Equipment expense	188,243	209,833	584,234	631,765
Other expense	818,453	790,568	2,480,717	2,324,989
Total other expense	2,649,327	2,754,354	8,107,185	8,239,539
Net income before income taxes	594,165	433,123	1,251,889	991,778

Income taxes	146,000	87,000	251,000	160,000

Net income	$448,165	$346,123	$1,000,889	$831,778
Net income per share	$0.26	$0.20	$0.58	$0.48
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Board of Directors
Julian L. Givens	Retired Physician
Carl J. Richardson	Retired
Jacky K. Anderson	Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Retired Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager
Hayden H. Horney	Wythe County Clerk of Court
Member Federal Deposit Insurance Corporation

Message to Shareholders

Dear Fellow Shareholders,
It is our pleasure to present our 3rd Quarter, 2010 Financial Report to you.

Our total assets are $375,072,087, up $5,470,166, or 1.48% for the year.  Net loans have decreased by $9,182,486, or 3.44%, while deposits increased by $3,660,143, or 1.17% during the last nine months.   Management has not sought to aggressively grow deposits due to continued weakness in loan demand.

Stockholders’ equity increased by $993,586, or 3.25% for the nine-month period ended September 30, 2010.  The increase was the result of earnings for the period combined with an increase in the market value of investment securities of $508,387, offset by the payment of dividends of $515,690.  Total stockholders’ equity at September 30, 2010 was $31,533,531, which represents a book value of $18.34 per share.  Dividends of 10 cents per share were declared and paid in September, for a total of 30 cents per share for the first nine months of 2010.

The Company recorded net income of $448,165 for the quarter ended September 30, 2010 compared to net income of $346,123 for the same quarter in 2009.  Earnings continue to be negatively impacted by deterioration in general economic conditions.  Increases in charge-offs and nonperforming assets led to an increase in loan loss provisions of $432,280 over the third quarter of 2009.   Other income increased due to third quarter securities gains of approximately $170,000 combined with a gain on the sale of an investment in a Small Business Investment Company of approximately $213,000.  Total other expenses decreased for both the three-month and nine-month periods ended September 30, 2010 compared to the same periods in 2009.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson
President and CEO

Grayson BankShares, Inc. Financial Report September 30, 2010 113 West Main Street s Post Office Box 186 Independence, Virginia 24348 (276) 773-2811
East Independence	(276	) 773-2811
Elk Creek	(276	) 655-4011
Galax	(276	) 238-2411
Troutdale	(276	) 677-3722
Sparta	(336	) 372-2811
Carroll	(276	) 238-8112
Hillsville	(276	) 728-2810
Whitetop	(276	) 388-3811
Wytheville	(276	) 228-6050